                                                              EXHIBIT (5) & (23)


                                                                February 7, 1996



Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York 10281-1220

Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the "Company"), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriter named in the Terms Agreement referred to below, pursuant to an Underwriting Agreement dated March 22, 1994 (the "Underwriting Agreement"), among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") and the other firms named therein, as supplemented by the Terms Agreement dated February 2, 1996 (the "Terms Agreement") between the Company and MLPF&S, of $45,000,000 aggregate principal amount of the Company's AMEX Hong Kong 30 Index Equity Participation Notes due February 16, 1999 (the "Notes"). We have also examined a copy of the Indenture between the Company and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as Trustee, dated as of April 1, 1983, as amended and restated (the "Indenture"), and the Company's Registration Statements on Forms S-3 (File Nos. 33-61559 and 33-65135) relating to the Notes (the "Registration Statements").

     Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

     1. The Company has been duly incorporated under the laws of the State of Delaware.

     2. The Notes have been duly and validly authorized by the Company and when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, as supplemented by the Terms Agreement, the Notes will constitute valid and legally binding obligations of the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting enforcement of creditors' rights or by general equity principles.

     We consent to the filing of this opinion as an exhibit to the Registration Statements and as an exhibit to the Current Report of the Company on Form 8-K dated February 7, 1996.
                                        Very truly yours,


                                        /s/ Brown and Wood

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